Exhibit (h)(18)

Appendix A

Portfolio

BMO Pyrford International Stock Fund

BMO Pyrford Global Strategic Return Fund

BMO LGM Emerging Markets Equity Fund

BMO TCH Emerging Markets Bond Fund

BMO Global Low Volatility Equity Fund

BMO Pyrford Global Equity Fund

BMO Global Natural Resources Fund

BMO Alternative Strategies Fund